Loan and Security Agreement




                by and between

   CONGRESS FINANCIAL CORPORATION (WESTERN)
                   as Lender

                      and

               GOTTSCHALKS INC.
                  as Borrower




   Dated:  December 20, 1996

               TABLE OF CONTENTS

                                       PAGE(S)


 SECTION 1.    DEFINITIONS . . . . . .       1

 SECTION 2.    CREDIT FACILITIES . . .      10
      2.1      Revolving Loans . . . .      10
      2.2      Letter of Credit
                Accommodations              11

 SECTION 3.    INTEREST AND FEES . . .      13
      3.1      Interest. . . . . . . .      13
      3.2      Closing Fee . . . . . .      15
      3.3      Loan Servicing and Audit Fee      15
      3.4      Changes in Laws and Increased Costs
      of Loans . . . . . . . . . . . .      15
      3.5      Compensation Adjustment       16

 SECTION 4.    CONDITIONS PRECEDENT. .      17
      4.1      Conditions Precedent to Initial
               Loans and the Letter of Credit
               Accommodations. . . . .      17
      4.2      Conditions Precedent to All Loans
               and Letter of Credit Accommodations      19

 SECTION 5.    GRANT OF SECURITY INTEREST      20

 SECTION 6.    COLLECTION AND ADMINISTRATION      21
      6.1      Borrower's Loan Account      21
      6.2      Statements. . . . . . .      21
      6.3      Collection of Accounts.      21
      6.4      Payments. . . . . . . .      23
      6.5      Authorization to Make Loans      24
      6.6      Use of Proceeds . . . .      24

 SECTION 7.    COLLATERAL REPORTING AND COVENANTS      24
      7.1      Collateral Reporting. .      24
      7.2      Accounts Covenants. . .      25
      7.3      Inventory Covenants . .      26
      7.4      Equipment Covenants . .      27
      7.5      Power of Attorney . . .      27
      7.6      Right to Cure . . . . .      28
      7.7      Access to Premises. . .      28

 SECTION 8.    REPRESENTATIONS AND WARRANTIES      29
      8.1      Corporate Existence, Power and
      Authority; Subsidiaries. . . . .      29
      8.2      Financial Statements; No Material
      Adverse Change.. . . . . . . . .      29
      8.3      Chief Executive Office; Collateral
      Locations. . . . . . . . . . . .      29
      8.4      Priority of Liens; Title to
      Properties . . . . . . . . . . .      30
      8.5      Tax Returns . . . . . .      30
      8.6      Litigation. . . . . . .      30
      8.7      Compliance with Other Agreements and
      Applicable Laws. . . . . . . . .      30
      8.8      Environmental Compliance      30
      8.9      Employee Benefits . . .      31
      8.10     Accuracy and Completeness of
      Information. . . . . . . . . . .      32
      8.11     Survival of Warranties; Cumulative      32

 SECTION 9.    AFFIRMATIVE AND NEGATIVE COVENANTS      32
      9.1      Maintenance of Existence      32
      9.2      New Collateral Locations      32
      9.3      Compliance with Laws, Regulations,
      Etc. . . . . . . . . . . . . . .      33
      9.4      Payment of Taxes and Claims      33
      9.5      Insurance . . . . . . .      34
      9.6      Financial Statements and Other
      Information. . . . . . . . . . .      34
      9.7      Sale of Assets, Consolidation,
      Merger, Dissolution, Etc . . . .      35
      9.8      Encumbrances. . . . . .      36
      9.9      Indebtedness. . . . . .      36
      9.10     Revolving Loans, Investments,
      Guarantees, Etc. . . . . . . . .      37
      9.11     Dividends and Redemptions      37
      9.12     Transactions with Affiliates      37
      9.13     Compliance with ERISA .      38
      9.14     Adjusted Net Worth. . .      38
      9.15     Costs and Expenses. . .      38
      9.16     Securitization Facility      39
      9.17     Amendment of Securitization Facility      39
      9.18     Renewal of Securitization Facility      39
      9.19     No Defaults . . . . . .      39
      9.20     Use of Private Label Card      39
      9.21     GCRC Receivables Collections      40
      9.22     Purchase Price for GCRC Receivables      40
      9.23     Further Assurances. . .      40

 SECTION 10.   EVENTS OF DEFAULT AND REMEDIES      40
      10.1     Events of Default . . .      40
      10.2     Remedies. . . . . . . .      42

 SECTION 11.   JURY TRIAL WAIVER; OTHER      WAIVERS AND
               CONSENTS; GOVERNING LAW      44
      11.1     Governing Law; Choice of Forum;
               Service of Process; Jury Trial
               Waiver. . . . . . . . .      44
      11.2     Waiver of Notices . . .      45
      11.3     Amendments and Waivers.      45
      11.4     Waiver of Counterclaims      45
      11.5     Indemnification . . . .      45

 SECTION 12.   TERM OF AGREEMENT; MISCELLANEOUS      46
      12.1     Term. . . . . . . . . .      46
      12.2     Notices . . . . . . . .      48
      12.3     Partial Invalidity. . .      48
      12.4     Successors. . . . . . .      48
      12.5     Entire Agreement. . . .      48
      12.6     Publicity . . . . . . .      49

                   INDEX TO
            EXHIBITS AND SCHEDULES


 Exhibit A           Information Certificate

 Schedule 6.3             Deposit Accounts

 Schedule 7.3(i)          Consignment Inventory

 Schedule 8.4             Other Liens

 Schedule 8.8             Environmental
Disclosures

          LOAN AND SECURITY AGREEMENT


 This Loan and Security Agreement dated December
20, 1996 is entered into by and between Congress
Financial Corporation (Western), a California corporation ("Lender"), and Gottschalks Inc., a Delaware corporation ("Borrower").


             W I T N E S S E T H:


 WHEREAS, Borrower has requested that Lender enter into certain financing arrangements with Borrower pursuant to which Lender may make loans and provide other financial accommodations to Borrower; and

 WHEREAS, Lender is willing to make such loans and provide such financial accommodations on the terms and conditions set forth herein;

 NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


SECTION 1.        DEFINITIONS

 All terms used herein which are defined in
Article 1 or Article 9 of the California Uniform
Commercial Code shall have the respective meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural. All references to Borrower and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words
"hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3. Any accounting term used herein unless otherwise defined in this Agreement shall have the meaning customarily given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

 1.1 "Accounts" shall mean all present and future rights of Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

 1.2 "Adjusted Eurodollar Rate" shall mean, with respect to each Interest Period for any Eurodollar Rate
Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one percent (1%), determined by dividing (a) the Eurodollar
Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, "Reserve Percentage" shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The
Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve
Percentage.

 1.3 "Adjusted Net Worth" shall mean as to any Person, at any time, in accordance with GAAP (except as otherwise specifically set forth below), on a consolidated basis for such Person and its subsidiaries
(if any), the amount equal to: (a) the difference between: (i) the aggregate net book value of all assets of such Person and its subsidiaries, calculating the book value of inventory for this purpose on a first-in-first-out basis, at the lower of cost or market, utilizing the retail method of accounting, after deducting from such book values all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization) and (ii) the aggregate amount of the indebtedness and other liabilities of such Person and its subsidiaries (including income tax expense or benefit and other related accruals, but excluding adjustments to deferred income tax accounts) plus (b) indebtedness of such Person and its subsidiaries which is subordinated in right of payment to the full and final payment of all of the Obligations on terms and conditions acceptable to Lender.

 1.4 "Appraised Value" shall mean, with respect to Eligible Inventory, the appraised value of such Eligible Inventory, expressed as a percentage of either the Value or the Retail Sales Price, as required by Lender, determined on a "going out of business sale" basis, net of all estimated liquidation expenses, shrinkage and markdowns, pursuant to an appraisal conducted, at Borrower's expense, by an independent appraisal firm acceptable to Lender in its sole and absolute discretion.

 1.5 "Availability Reserves" shall mean, as of any date of determination, such amounts as Lender may from time to time establish and revise in good faith reducing the amount of Revolving Loans and Letter of Credit Accommodations which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in good faith, do or may affect either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets or business of Borrower or any Obligor or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Lender's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower to Lender is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect any state of facts which Lender determines in good faith constitutes an Event of Default. Without limiting the generality of the foregoing, Lender (i) shall establish on the date hereof and maintain throughout the term of this Agreement and throughout any renewal term an Availability Reserve in an amount equal to two (2) months gross rent for Borrower's Distribution Facility and for each of the Borrower's retail locations in States other than California and Nevada for which Lender has not received a landlord waiver and consent in form and substance satisfactory to Lender, and (ii) may establish and maintain an additional Availability
Reserve from time to time to compensate for any increase in the percentage of Inventory not otherwise deemed ineligible represented by slow moving Inventory
(defined as Inventory held for longer than one (1) year), and (iii) may establish and maintain throughout the term of this Agreement and any renewal term an additional Availability Reserve in an amount equal to the Value of consigned Inventory located at any one time at Borrower's Distribution Facility or retail stores in excess of One Million Dollars ($1,000,000), and (iv) may establish and maintain throughout the term of this Agreement and any renewal term an additional
Availability Reserve in an amount equal to one hundred percent (100%) of the total sales of Concession
Inventory during the same month of the preceding fiscal year as the month during which determination of this Availability Reserve is to be made, less any amounts to be retained by Borrower as a percentage rental payment or similar charge, and this Availability Reserve shall be subject to increase, in such amount as Lender shall determine, to cover any payments of sale proceeds due to concessionaires for the sale of Concession Inventory that are not made within thirty (30) days of the date of sale.

 1.6 "Blocked Account" shall have the meaning set forth in Section 6.3 hereof.

 1.7  "Business Day" shall mean (a) for the Prime
Rate Loans, any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New
York or the Commonwealth of Pennsylvania, and a day on which the Reference Bank and Lender are open for the transaction of business, and (b) for all Eurodollar
Rate Loans, any such day as described in (a) above in this definition of Business Day, excluding any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable
Eurodollar Rate market.

 1.8 "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

 1.9  "Collateral" shall have the meaning set
forth in Section 5 hereof.

 1.10 "Concession Inventory" shall mean any goods of a concessionaire located at Borrower's Distribution
Facility or retail stores, (which goods would otherwise be considered Inventory if the property of the Borrower, but as to which Borrower has no right, title or interest), held for sale by the concessionaire, which goods are not accounted for in Borrower's inventory system but the proceeds of sale thereof are collected through Borrower's deposit account arrangements.

 1.11 "Credit Card Agreements" shall mean all agreements now or hereafter entered into by Borrower or GCRC with any Credit Card Issuer or Credit Card
Processor, with the exception of Borrower, as the same may now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

 1.12 "Credit Card Issuer" shall mean any person
(excluding the Borrower with respect to its private label credit card program) who issues or whose members issue credit cards used by customers of the Borrower to purchase goods, including, without limitation,
MasterCard or VISA bank credit or debit cards or other bank credit or debit cards, and American Express, Discover, Diners Club, Carte Blanche, and other non-bank credit or debit cards.

 1.13 "Credit Card Processor" shall mean any servicing or processing agent or any factor or financial intermediary who facilities, services, processes or manages the credit authorization, billing transfer and/or payment from a Credit Card Issuer or Credit Card Processor and other procedures with respect to any sales transactions of the Borrower involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card
Issuer, but excluding the Borrower with respect to its private label credit card program.

 1.14 "Credit Card Receivables" shall mean all
Accounts consisting of the present and future rights of Borrower, but excluding GCRC Receivables, to payment by Credit Card Issuers or Credit Card Processors for merchandise sold and delivered to customers of Borrower who have purchased such goods using a credit card or a debit card issued by a Credit Card Issuer.

 1.15 "Distribution Facility" means Borrower's distribution facility at 2900 Airport Drive, Madera,
California 93637.

 1.16 "Eligible Domestic In-Transit Inventory" shall mean those items of Inventory which are not located at one of the Borrower's retail stores or at Borrower's Distribution Facility but: (i) are currently in-transit from a location within the continental
United States of America to one of Borrower's retail stores or to Borrower's Distribution Facility via a third party carrier, (ii) are insured against type of loss, damage, hazards, and risks, and in amounts, satisfactory to Lender, (iii) title to which items has been transferred to Borrower, (iv) documentation and monitoring regarding such items are acceptable to Lender, (v) such items strictly comply with all of Borrower's representations and warranties to Lender, including, but not limited to, Lender's first priority security interest in such Inventory, and (vi) if such items have been acquired pursuant to a Letter of Credit
Accommodation, the Letter of Credit Accommodation must have been drawn upon.

 1.17 "Eligible Inventory" shall mean Inventory consisting of finished goods held for resale in the ordinary course of the business of Borrower which are located either at one of Borrower's retail stores or at Borrower's Distribution Facility, or which qualify as Eligible Domestic In-Transit Inventory, and which are acceptable to Lender based on the criteria set forth below. In general, Eligible Inventory shall not include (a) raw materials, (b) work-in-process as defined by GAAP; (c) components which are not part of finished goods; (d) spare parts for equipment; (e) packaging and shipping materials; (f) supplies used or consumed in Borrower's business; (g) Inventory at premises not owned or controlled by Borrower, except if Lender shall have received an agreement in writing from the person in possession of such Inventory and/or the owner or operator of such premises in form and substance satisfactory to Lender acknowledging Lender's first priority security interest in the Inventory, waiving security interests and claims by such person against the Inventory and permitting Lender access to, and the right to remain on, the premises so as to exercise
Lender's rights and remedies and otherwise deal with the Collateral; (h) Inventory in transit except for Eligible Domestic In-Transit Inventory; (i) Inventory subject to a security interest or lien in favor of any person other than Lender except those permitted in this Agreement; (j) unserviceable Inventory; (k) Inventory which is not subject to the first priority, valid and perfected security interest of Lender; (l) damaged and/or defective Inventory; (m) Inventory held for return to vendors; (n) Inventory returned by customers and not held for resale; (o) Inventory consisting of samples; (p) display Inventory (currently designated at Location 80); (q) that portion of the Value of Inventory attributable to markdowns not posted to the Inventory retail system due to month-end cut-off, or to unearned discounts; (r) that portion of the Value of Inventory attributable to capitalized warehousing, packing and freight cost from the Distribution Facility to one of the Borrower's retail stores (UNICAP); and
(s) Inventory purchased or sold on consignment.
General criteria for Eligible Inventory may be established and revised from time to time by Lender in its reasonable credit judgment. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

 1.18 "Environmental Laws" shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to Borrower's business and facilities (whether or not owned by it), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or hazardous, toxic or dangerous substances, materials or wastes.

 1.19 "Equipment" shall mean all of Borrower's now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

 1.20 "ERISA" shall mean the United States
Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

 1.21 "ERISA Affiliate" shall mean any person required to be aggregated with Borrower or any of its affiliates under Sections 414(b), 414(c), 414(m) or
414(o) of the Code.

 1.22 "Eurodollar Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

 1.23 "Eurodollar Rate" shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rate of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one percent (1%)) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by Borrower and approved by Lender) on or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by Borrower.

 1.24 "Event of Default" shall mean the occurrence or existence of any event or condition described in
Section 10.1 hereof.

 1.25 "Excess Availability" shall mean the amount, as determined by Lender, calculated at any time, equal to:

      (a) the lesser of (i) the amount of
      the Revolving Loans available to
      Borrower as of such time (based on
      the applicable advance rate set forth
      in Section 2.1(a)(i) hereof
      multiplied by the Value, Retail Sales
      Price or Appraised Value of Eligible
      Inventory, as applicable, as
      determined by Lender), subject to the
      sublimits and Availability Reserves
      from time to time established by
      Lender hereunder and (ii) the Maximum
      Credit,

      minus (b) the sum of: (i)( the amount
      of all then outstanding and unpaid
      Obligations, (ii) the aggregate
      amount of all trade payables of
      Borrower which are more than sixty
      (60) days past due as of such time
      and which are not disputed in good
      faith, and (iii) the aggregate amount
      of Borrower's book overdrafts.

 1.26 "Financing Agreements" shall mean, colle-ctively, this Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

 1.27  "Fixed Base Certificates" shall mean,
collectively, (i) the $40,000,000 7.35% Fixed Base
Class A-1 Credit Card Certificates, Series 1994-1, and
(ii) the $6,000,000 6.79% Fixed Base Class A-1 Credit
Card Certificates, Series 1996-1, issued by the
Gottschalks Credit Card Master Trust pursuant to the
Securitization Facility.

 1.28 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting
Principles Board and the American Institute of
Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards
Boards which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Section 9.14 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements delivered to Lender prior to the date hereof.

 1.29 "GCRC" shall mean Gottschalks Credit
Receivables Corp., a Delaware corporation, and a wholly owned subsidiary of the Borrower.

 1.30 "GCRC Receivables" shall mean those Accounts and other indebtedness owed to Borrower arising under Borrower's private label credit card program and sold by Borrower to GCRC pursuant to the Receivables
Purchase Agreement.

 1.31 "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including, without limitation, hydrocarbons
(including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).

 1.32 "Information Certificate" shall mean the Information Certificate of Borrower constituting
Exhibit A hereto containing material information with respect to Borrower, its business and assets provided by or on behalf of Borrower to Lender in connection with the preparation of this Agreement and the other
Financing Agreements and the financing arrangements provided for herein.

 1.33 "Interest Period" shall mean for any Eurodollar Rate Loan, a period of approximately one
(1), two (2) or three (3) months duration as Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, Borrower may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

 1.34 "Interest Rate" shall mean, as to Prime Rate
Loans, a rate of one quarter of one (.25) percentage point per annum in excess of the Prime Rate and, as to Eurodollar Rate Loans, a rate of two and one-half
(2.50) percentage points per annum in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Borrower as in effect three (3) Business Days after the date of receipt by Lender of the request of Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrower); provided, however, that in the event Borrower's pretax income for any given fiscal year (excluding extraordinary gains and non-cash losses) exceeds Two Million Dollars
($2,000,000), the applicable Interest Rate provided for in the preceding clause of this Section 1.34 shall be reduced by one-quarter of one (.25) percentage point, such reduction in the applicable Interest Rate to be effective as of the first day of the month immediately following the date of receipt by Lender of Borrower's audited annual financial statements, as provided by Borrower to Lender pursuant to Section 9.6(a)(iii) hereof, indicating the required pretax income; and provided further, however, that in the event Borrower's pretax income for its fiscal year immediately following the fiscal year for which the Interest Rate has been reduced, as provided for in the first proviso of this
Section 1.34, again exceeds Two Million Dollars
($2,000,000) excluding extraordinary gains and non-cash losses, then the applicable Interest Rate shall be further reduced by an additional one-quarter of one
(.25) percentage point, such reduction in the applicable Interest Rate to be effective as of the first day of the month immediately following the date of receipt by Lender of Borrower's audited annual financial statements, as provided by Borrower to Lender pursuant to Section 9.6(a)(iii) hereof, indicating the required pretax income; and provided further, however, the Interest Rate shall mean the rate of two and one-quarter (2.25) percentage points per annum in excess of the Prime Rate as to Prime Rate Loans and the rate of four and one-half (4.50) percentage points percent per annum in excess of the Adjusted Eurodollar Rate as to Eurodollar Rate Loans, at Lender's option, without notice, (a) for the period on and after the date of termination or non-renewal hereof, or the date of the occurrence of any Event of Default or event which with notice or passage of time or both would constitute an Event of Default, and for so long as such Event of Default or other event is continuing as determined by Lender and until such time as all Obligations are indefeasibly paid in full (notwithstanding entry of any judgment against Borrower) and (b) on the Revolving
Loans at any time outstanding in excess of the amounts available to Borrower under Section 2 (whether or not such excess(es) arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default).

 1.35 "Inventory" shall mean all of Borrower's now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

 1.36 "Inventory Advance Rate" shall mean the advance rate applicable to Eligible Inventory as determined in accordance with subsections 2.1(a)(i).

 1.37 "Letter of Credit Accommodations" shall mean the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Lender for the account of Borrower or any Obligor or (b) with respect to which Lender has agreed to indemnify the issuer or guaranteed to the issuer the performance by Borrower of its obligations to such issuer.

 1.38 "Loans" shall mean the Revolving Loans.

 1.39 "Maximum Credit" shall mean, with reference to the Revolving Loans and the Letter of Credit
Accommodations, the amount of Eighty Million Dollars
($80,000,000).

 1.40 "Obligations" shall mean any and all Revolving Loans, the Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Lender and/or its affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender.

 1.41 "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrower.

 1.42 "Participant" shall mean any person which at any time participates with Lender in respect of the Loans, the Letter of Credit Accommodations or other
Obligations or any portion thereof.

 1.43 "Payment Account" shall have the meaning set forth in Section 6.3 hereof.

 1.44 "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

 1.45  "Pooling Agreement" shall mean that certain
Pooling and Servicing Agreement, dated as of March 30,
1994, among GCRC, as depositor, Borrower, as servicer, and Bankers Trust Company, as trustee.

 1.46 "Prime Rate" shall mean the rate from time to time publicly announced by CoreStates Bank, N.A., or its successors, at its office in Philadelphia, Pennsylvania, as its prime rate, whether or not such announced rate is the best rate available at such bank.


 1.47 "Prime Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

 1.48 "Receivables Purchase Agreement" shall mean that certain Receivables Purchase Agreement for the purchase of GCRC Receivables, dated as of March 30, 1994, between Borrower, as seller, and GCRC, as purchaser.

 1.49 "Records" shall mean all of Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to the foregoing maintained with or by any other person).

 1.50 "Reference Bank" shall mean CoreStates Bank,
N.A., or such other bank as Lender may from time to time designate.

 1.51 "Renewal Date" shall have the meaning set forth in Section 12.1(a) hereof.

 1.52 "Retail Sales Price" shall mean the current ticketed sales price in the Borrower's retail stores, net of markdowns from the original retail sales price with respect thereto, for the types, categories and styles of inventory included in the Eligible Inventory of Borrower.

 1.54 "Revolving Loans" shall mean the loans now or hereafter made by Lender to or for the benefit of Borrower on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

 1.55 "Seasonal Period" shall mean the period from September 1 through December 20 of each calendar year.

 1.56 "Securitization Facility" shall mean (i) the securitization facility in effect as of the date hereof with respect to certain of Borrower's Accounts and other indebtedness owed to Borrower arising out of Borrower's private label credit card program, as evidenced by the Receivables Purchase Agreement, the Pooling Agreement, and all other agreements, documents and instruments executed in connection therewith, including all supplemental financings thereunder; and
(ii) such other securitization facility with respect to the Accounts as may be acceptable to Lender in its reasonable credit judgment.

 1.57  "Variable Base Certificates" shall mean the
$15,000,000 Variable Base Class A-2 Credit Card
Certificates, Series 1994-1 issued by the Gottschalks
Credit Card Master Trust pursuant to the Securitization
Facility.

 1.58 "Value" shall mean, as determined by Lender in good faith, with respect to Inventory, the lower of (a) cost as determined by the retail method of accounting or (b) market value.


SECTION 2. CREDIT FACILITIES

 2.1  Revolving Loans.

      (a)  Subject to, and upon the terms and
conditions contained herein, Lender agrees to make
Revolving Loans to Borrower from time to time in amounts requested by Borrower up to the amount equal to:

       (i) the lesser of: (A) sixty-five percent (65%) (seventy percent (70%) during the Seasonal Period) of the Value of the Eligible Inventory, or (B) thirty-three percent (33%) (thirty-five percent (35%) during the Seasonal
 Period) of the Retail Sales Price of the Eligible Inventory; provided, however, that advances against Eligible Domestic
 In-Transit Inventory shall not, at any
 one time, exceed Five Million Dollars
 ($5,000,000); minus

             (ii)    the then undrawn amounts
 of outstanding Letter of Credit Accommodations multiplied by the applicable percentages as provided for in Section 2.2(c) hereof; and minus

            (iii)    any Availability
 Reserves.

      (b)  Lender may, in its reasonable credit
judgment, from time to time, upon not less than ten
(10) days prior notice to Borrower, reduce the lending formula(s) with respect to Eligible Inventory to the extent that Lender determines that: (A) the number of days of the turnover of such Inventory for any period has changed in any materially adverse respect or (B) the Appraised Value of the Eligible Inventory, or any category thereof, has decreased in any material respect, or (C) the nature and quality of the Inventory has deteriorated in any material respect. In determining whether to reduce the lending formula(s), Lender may consider events, conditions, contingencies or risks which are also considered in determining
Eligible Inventory or in establishing Availability
Reserves.

      (c)  Except in Lender's discretion, the
aggregate amount of the Loans, the Letter of Credit
Accommodations and other Obligations outstanding at any time shall not exceed the Maximum Credit. In the event that the outstanding amount of any component of the Loans and Letter of Credit Accommodations or the aggregate amount of the outstanding Loans and Letter of Credit Accommodations exceeds the amounts available under the lending formulas set forth in Section 2.1(a) hereof, the sublimits for Letter of Credit
Accommodations set forth in Section 2.2(c), or the Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrower shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded.

 2.2  Letter of Credit Accommodations.

      (a)  Subject to, and upon the terms and
conditions contained herein, at the request of Borrower, Lender agrees to provide or arrange for Letter of Credit Accommodations for the account of Borrower containing terms and conditions acceptable to Lender in its reasonable credit judgment and the issuer thereof. Any payments made by Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Revolving Loans to Borrower pursuant to this
Section 2.

      (b)  In addition to any normal, reasonable
and customary charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit
Accommodations, Borrower shall pay to Lender a letter of credit fee at a rate equal to one percent (1%) per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month; provided, however, that such letter of credit fee shall be increased, at Lender's option without notice, to three percent (3%) per annum for the period on or after the date of termination or non-renewal of this Agreement, or the date of the occurrence of an Event of Default and during the continuation thereof. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the termination or non-renewal of this Agreement.

      (c)  No Letter of Credit Accommodations
shall be available unless on the date of the proposed issuance of any Letter of Credit Accommodations, the Revolving Loans available to Borrower (subject to the Maximum Credit and any Availability Reserves) are equal to or greater than: (i) if the proposed Letter of Credit Accommodation is for the purpose of purchasing
Eligible Inventory, the sum of (A) the product of the Value of such Eligible Inventory multiplied by one minus the Inventory Advance Rate under Section
2.1(a)(i)(A) hereof, plus (B) freight, taxes, duty and other amounts which Lender estimates, in its reasonable credit judgment, must be paid in connection with such Inventory upon arrival and for delivery to one of Borrower's locations for Eligible Inventory within the United States of America and (ii) if the proposed
Letter of Credit Accommodation is for standby letters of credit guaranteeing the purchase of Eligible
Inventory or for any other purpose, an amount equal to one hundred percent (100%) of the face amount thereof and all other commitments and obligations made or incurred by Lender with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, the amount of Revolving Loans which might otherwise be available to Borrower shall be reduced by the applicable amount set forth in Section 2.2(c)(i) or
Section 2.2(c)(ii).

      (d)  Except in Lender's discretion, the
amount of all outstanding Letter of Credit
Accommodations and all other commitments and obligations made or incurred by Lender in connection therewith shall not at any time exceed Twenty Million
Dollars ($20,000,000). At any time an Event of Default exists or has occurred and is continuing, upon Lender's request, Borrower will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Lender for the Letter of Credit Accommodations, and in either case, the Revolving Loans otherwise available to Borrower shall not be reduced as provided in Section 2.2(c) to the extent of such cash collateral.

      (e)  Borrower shall indemnify and hold
Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including, but not limited to, any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation. Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit
Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrower's agent. Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit
Accommodations or any documents, drafts or acceptances thereunder. Borrower hereby releases and holds Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrower, by any issuer or correspondent or otherwise, unless caused by the gross negligence or willful misconduct of Lender, with respect to or relating to any Letter of Credit
Accommodation. The provisions of this Section 2.2(e) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

      (f)  Nothing contained herein shall be
deemed or construed to grant Borrower any right or authority to pledge the credit of Lender in any manner.
Lender shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Lender unless Lender has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation.
Borrower shall be bound by any interpretation made in good faith by Lender, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower. Lender shall have the sole and exclusive right and authority to, and Borrower shall not: (i) at any time an Event of Default exists or has occurred and is continuing, (A) approve or resolve any questions of non-compliance of documents,
(B) give any instructions as to acceptance or rejection of any documents or goods or (C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (ii) at all times,
(A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit
Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Lender may take such actions either in its own name or in Borrower's name.

      (g)  Any rights, remedies, duties or
obligations granted or undertaken by Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrower to Lender. Any duties or obligations undertaken by Lender to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Lender in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrower to Lender and to apply in all respects to Borrower.

SECTION 3.  INTEREST AND FEES

 3.1  Interest.

      (a)  Borrower shall pay to Lender interest
on the outstanding principal amount of the non-contingent
Obligations at the Interest Rate.  All
interest accruing hereunder on and after the date of any Event of Default or termination or non-renewal hereof shall be payable on demand.

      (b)  Borrower may from time to time
request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar
Rate Loans continue for an additional Interest Period.
Such request from Borrower shall specify the amount of the Prime Rate Loans which will constitute Eurodollar
Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar
Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Lender of such a request from Borrower, such Prime
Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Event of Default, or event of which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing, (ii) no party hereto shall have sent any notice of termination or non-renewal of this Agreement, (iii) Borrower shall have complied with such customary and reasonable procedures as are established by Lender and specified by Lender to Borrower from time to time for requests by Borrower for Eurodollar Rate Loans, (iv) no more than four (4)
Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof; (vi) the maximum amount of the Eurodollar Rate Loans at any time requested by Borrower shall not exceed the amount equal to ninety percent (90%) of the daily average of the principal amount of the Revolving Loans which it is anticipated will be outstanding during the applicable
Interest Period, in each case as determined by Lender
(but with no obligation of Lender to make such Revolving Loans) and (vii) Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Lender through the Reference Bank and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower. Any request by
Borrower to convert Prime Rate Loans to Eurodollar Rate
Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Lender and Reference Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Lender and Reference Bank had purchased such deposits to fund the Eurodollar Rate
Loans.

      (c)  Any Eurodollar Rate Loans shall
automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Lender has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Lender's option, upon notice by Lender to Borrower, convert to Prime Rate Loans in the event that (i) this Agreement shall terminate or not be renewed, or (ii) the aggregate principal amount of the Prime Rate Loans which have previously been converted to Eurodollar Rate
Loans or existing Eurodollar Rate Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed either (A) the aggregate principal amount of the Loans then outstanding, or (B) Revolving Loans then available to Borrower under Section 2 hereof. Borrower shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference
Bank or any participant with Lender for any actual loss
(including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

      (d)  Interest shall be payable by Borrower
to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent
Obligations (other than Eurodollar Rate
Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrower to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

 3.2 Closing Fee. Borrower shall pay to Lender as a closing fee (inclusive of any commitment fees paid to Lender by Borrower) of Five Hundred Ninety Thousand
Dollars ($590,000), which fee shall be fully earned as of and payable on the date hereof. The commitment fee of One Hundred Fifty Thousand Dollars ($150,000) previously paid by Borrower to Lender shall be applied to the closing fee. Lender shall pay the early termination fee charged by Fleet Business Credit, Inc.
provided that such early termination fee does not exceed One Hundred Ninety Thousand Dollars ($190,000).

 3.3  Loan Servicing and Audit Fee.  Borrower
shall pay to Lender monthly in advance a loan servicing and audit fee in an amount equal to Four Thousand
Dollars ($4,000), plus out-of-pocket costs and expenses, in respect of Lender's services for each month (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the date hereof and on the first day of each month hereafter.

 3.4  Changes in Laws and Increased Costs of
Loans.

      (a)  Notwithstanding anything to the
contrary contained herein, all Eurodollar Rate Loans shall, upon notice by Lender to Borrower, convert to Prime Rate Loans in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof) shall either (A) make it unlawful for Lender, Reference Bank or any Participant to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar
Rate Loans, by an amount deemed by Lender to be material, or (B) shall result in the increase in the costs to Lender, Reference Bank or any Participant of making or maintaining any Eurodollar Rate Loans or (C) reduce the amounts received or receivable by Lender or any Participant in respect thereof, by an amount deemed by Lender to be material or (ii) the cost to Lender, Reference Bank or any Participant of making or maintaining any Eurodollar Rate Loans shall otherwise increase by an amount deemed by Lender to be material.
Borrower shall pay to Lender, upon demand by Lender (or
Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person as a result of the foregoing, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof. A certificate of Lender setting forth the basis for the determination of such amount necessary to compensate
Lender as aforesaid shall be delivered to Borrower and shall be conclusive, absent manifest error.

      (b)  If any payments or prepayments in
respect of the Eurodollar Rate Loans are received by Lender other than on the last day of the applicable
Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections under Section 6.3 or any other payments made with the proceeds of Collateral, Borrower shall pay to Lender upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate
Lender, the Reference Bank or any Participant with Lender for any additional loss (including loss of anticipated profits), cost or expense incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such Eurodollar Rate
Loans or any portion thereof.

 3.5  Compensation Adjustment

      (a)  If after the date of this Agreement
the introduction of, or any change in, any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or compliance by Lender or any Participant therewith:

           (i)  subjects Lender to any tax,
duty, charge or withholding on or from payments due from Borrower (excluding franchise taxes imposed upon, and taxation of the overall net income of, Lender or any Participant), or changes the basis of taxation of payments, in either case in respect of amounts due it hereunder, or

           (ii)  imposes or increases or deems
applicable any reserve requirement or other reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Lender or any Participant, or

           (iii)       imposes any other condition
the result of which is to increase the cost to Lender or any Participant of making, funding or maintaining the Revolving Loans or Letter of Credit Accommodations or reduces any amount receivable by Lender or any Participant in connection with the Loans or Letter of Credit Accommodations, or requires Lender or any Participant to make payment calculated by references to the amount of loans held or interest received by it, by an amount deemed material by Lender or any Participant, or

           (iv) imposes or increases any
capital requirement or affects the amount of capital required or expected to be maintained by Lender or any Participant or any corporation controlling Lender or any Participant, and Lender or any Participant determines that such imposition or increase in capital requirements or increase in the amount of capital expected to be maintained is based upon the existence of this Agreement or the Loans or Letter of Credit
Accommodations hereunder, all of which may be determined by Lender's reasonable allocation of the aggregate of its impositions or increases in capital required or expected to be maintained, and the result of any of the foregoing is to increase the cost to Lender or any Participant of making, renewing or maintaining the Loans or Letter of Credit
Accommodations, or to reduce the rate of return to Lender or any Participant on the Loans or Letter of Credit Accommodations, then upon demand by Lender, Borrower shall pay to Lender, and continue to make periodic payments to Lender or any Participant, such additional amounts as may be necessary to compensate
Lender or any Participant for any such additional cost incurred or reduced rate of return realized.

      (b)  A certificate of Lender claiming
entitlement to compensation as set forth above will be conclusive in the absence of manifest error. Such certificate will set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid and the compensation and the method by which such amounts were determined. In determining any additional amounts due from Borrower under this Section 3.5, Lender shall act reasonably and in good faith and will, to the extent that the increased costs, reductions, or amounts received or receivable relate to the Lender's or a Participant's loans or commitments generally and are not specifically attributable to the Loans and commitments hereunder, use averaging and attribution methods which are reasonable and equitable and which cover all loans and commitments under this Agreement by the Lender or such Participant, as the case may be, whether or not the loan documentation for such other loans and commitments permits the Lender or such Participant to receive compensation costs of the type described in this
Section 3.5.

SECTION 4.        CONDITIONS PRECEDENT

 4.1 Conditions Precedent to Initial Loans and the Letter of Credit Accommodations. Each of the following is a condition precedent to Lender making the initial Loans and the initial Letter of Credit
Accommodations hereunder:

      (a)  Lender shall have received, in form
and substance satisfactory to Lender, all releases, terminations and such other documents as Lender may request to evidence and effectuate the termination by the existing lender or lenders to Borrower of their respective financing arrangements with Borrower and the termination and release by it or them, as the case may be, of any interest in and to any assets and properties of Borrower, duly authorized, executed and delivered by it or each of them, including, but not limited to, UCC termination statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party and Borrower, as debtor in form acceptable for recording or filing in the appropriate government office, and Lender shall have satisfied itself that it has valid, perfected and first priority security interests in and liens upon the Collateral and any other property which is intended as security for the Obligations, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

      (b)  all requisite corporate action and
proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including, without limitation, records of requisite corporate action and proceedings which Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or governmental authorities;

      (c)  no material adverse change shall have
occurred in the assets, business or prospects of Borrower since the date of Lender's latest field examination and no change or event shall have occurred which would impair the ability of Borrower to perform its obligations hereunder or under any of the other
Financing Agreements to which it is a party or of Lender to enforce the Obligations or realize upon the Collateral;

      (d)  Lender shall have completed a field
review of the Records and such other information with respect to the Collateral as Lender may require to determine the amount of Revolving Loans available to Borrower, the results of which shall be satisfactory to Lender; and Lender shall have received current perpetual Inventory records and/or rollforwards of Inventory through the date hereof, together with all supporting documentation and such other documents and information as Lender shall request in its reasonable credit judgment to enable Lender to accurately identify and verify the Eligible Inventory at or before the date hereof in a manner satisfactory to Lender, including, but not limited to, Inventory in transit;

      (e)  Lender shall have received, in form
and substance satisfactory to Lender, all consents, waivers, acknowledgments and other agreements from third persons which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, but subject to Borrower's best efforts to obtain such waivers for Borrower's retail locations, acknowledgements by lessors of Lender's security interests in the Collateral, waivers by such persons of any security interests, liens or other claims by such persons to the Collateral and agreements by such persons permitting
Lender access to, and the right to remain on, the premises to exercise its rights and remedies and otherwise deal with the Collateral; provided, however, that the foregoing shall not limit the right of Lender to establish an Availability Reserve to cover two (2) months gross rent, in a manner consistent with the Availability Reserve established to cover rent as defined in Section 1.5 hereof, in the event Lender does not receive an acceptable waiver from the owner of any location at which the Borrower maintains Inventory.

      (f)  all Credit Card Issuers and Credit
Card Processors shall have been irrevocably directed by the parties to Credit Card Agreements, and such Credit
Card Companies and Credit Card Processors shall agree, that all proceeds of Credit Card Receivables shall be remitted to the Blocked Account;

      (g)  Lender shall have received evidence
of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as loss payee;

      (h)  Lender shall have received, in form
and substance satisfactory to Lender, such opinion letters of counsel to Borrower with respect to the Financing Agreements and such other matters as Lender may request;

      (i)  the Excess Availability as determined
by Lender as of the date hereof, shall be not less than Ten Million Dollars ($10,000,000) after giving effect to the initial Loans made or to be made hereunder and the payment of all fees and expenses payable upon the consummation of the initial transactions contemplated by this Agreement;

      (j)  Lender shall have received the
negative pledge by Borrower of the issued and outstanding capital stock of GCRC, as additional collateral security for the Obligations, through the deposit by Borrower of such stock into an escrow arrangement for the sole benefit of Lender, in form and substance, and with an escrow holder, acceptable to Lender and its counsel;

      (k)  Lender shall have received, in form
and substance satisfactory to Lender and its counsel, an irrevocable payment instruction from Borrower and GCRC to Bankers Trust Company, as Trustee under the
Pooling Agreement, directing that all amounts otherwise payable to Borrower or GCRC under the Pooling Agreement shall be paid to Lender, and such payment instruction shall have been acknowledged and agreed to by Bankers
Trust Company;

      (l)  Lender shall have received, in form
and substance satisfactory to Lender and its counsel, the assignment of all of Borrower's rights in registered patents, trademarks, service marks and copyrights, as Collateral hereunder, on Lender's standard forms of Collateral Assignments;

      (m)  Lender shall have received, each in
form and substance satisfactory to Lender and its counsel, copies of all agreements in connection with the Securitization Facility, including the Receivables
Purchase Agreement and the Pooling Agreement;

      (n)  Lender shall have received, in form
and substance satisfactory to Lender and its counsel, copies of all of Borrower's agreements with financial institutions regarding the collection of receipts from purchases made by customers on credit or charge cards other than Borrower's private label credit card;


      (o)  each of the depository banks used by
Borrower's retail store locations for the deposit of receipts from the sale of merchandise or for the deposit of other proceeds of Collateral and other property which is security for the Obligations shall have been notified of Lender's security interested therein and shall have been irrevocably authorized and directed to send all funds on deposit with such banks only to the Blocked Account or as Lender otherwise directs;

      (p)  Lender shall have received, in form
and substance satisfactory to Lender, an executed copy of a Blocked Account Agreement, pursuant to Section
6.3(ii) hereof, among Lender, Borrower and Wells Fargo
Bank, N.A.; and

      (q)  the other Financing Agreements and
all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lender, in form and substance satisfactory to Lender;

 4.2  Conditions Precedent to All Loans and
Letter of Credit Accommodations. Each of the following is an additional condition precedent to Lender making
Loans and/or providing Letter of Credit Accommodations to Borrower, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

      (a)  all representations and warranties
contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Revolving Loan or providing each such Letter of Credit Accommodation and after giving effect thereto;

      (b)  no Event of Default and no event or
condition which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto; and

      (c)  the Securitization Facility shall not
have expired or been terminated, and no default or event of default with respect to the Securitization
Facility, or under any agreements between Borrower and any other Person evidencing or relating to the Securitization Facility shall have occurred and be continuing.


SECTION 5.        GRANT OF SECURITY INTEREST

 To secure payment and performance of all Obligations, Borrower hereby grants to Lender a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Lender as security, the following property and interests in property, whether now owned or hereafter acquired or existing, and wherever located (collectively, the "Collateral"):

 5.1 Accounts, Credit Card Receivables and other indebtedness owed to the Borrower; provided, however, that Lender's security interest in Accounts or other indebtedness owed to the Borrower arising out of Borrower's private label credit card program, and the collections and proceeds thereof in whatever form
(including any related "instruments," "documents" and "chattel paper," each as defined in the California
Uniform Commercial Code), all deposit accounts associated therewith, and all books and records related thereto, shall automatically terminate (but not Lender's security interest in the proceeds thereof consisting of any amounts paid to Borrower by GCRC pursuant to the Receivables Purchase Agreement) upon the sale of any such Accounts or other indebtedness owed to the Borrower by the Borrower to GCRC;

 5.2  all present and future contract rights,
general intangibles (including, but not limited to, tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, choses in action and other claims and existing and future leasehold interests in equipment, real estate and fixtures), chattel paper, documents, instruments, securities, letters of credit, bankers' acceptances and guaranties;

 5.3 all present and future monies, securities, credit balances, deposits, deposit accounts and other property of Borrower now or hereafter held or received by or in transit to Lender or its affiliates or at any other depository or other institution from or for the account of Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts, Credit Card Receivables, and other
Collateral, including, without limitation, (a) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (b) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (c) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts, Credit Card Receivables, or other Collateral, including, without limitation, returned, repossessed and reclaimed goods, and (d) deposits by and property of account debtors or other persons securing the obligations of account debtors;

 5.4  Inventory;

 5.5  Equipment;

 5.6  Records; and

 5.7 All products and proceeds of the foregoing, in any form, including, without limitation, insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the foregoing.


SECTION 6.        COLLECTION AND ADMINISTRATION

 6.1  Borrower's Loan Account.  Lender shall
maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, all Letter of Credit Accommodations and all other Obligations and the Collateral, (b) all payments made by or on behalf of Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lender's customary practices as in effect from time to time.

 6.2  Statements.  Lender shall render to
Borrower each month a statement setting forth the balance in the Borrower's loan account(s) maintained by Lender for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Lender receives a written notice from Borrower of any specific exceptions of Borrower thereto within sixty (60) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Borrower a written statement as provided above, the balance in Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by Borrower.

 6.3  Collection of Accounts.

      (a)  Borrower shall establish and maintain,
at its expense, deposit account arrangements and merchant payment arrangements with the banks set forth on Schedule 6.3 and after prior written notice to Lender, such other banks as Borrower may hereafter select as are acceptable to Lender. The banks set forth on Schedule 6.3 constitute all of the banks with whom Borrower has deposit account arrangements and merchant payment arrangements as of the date hereof and identifies each of the deposit accounts at such banks to a retail store location of Borrower or otherwise describes the nature of the use of such deposit account by Borrower.

           (i)  Borrower shall deposit all
proceeds from sales of Inventory in every form
(including, without limitation, cash, checks, credit card sales drafts, credit card sales or charge slip or receipts and other forms of daily store receipts, but excluding GCRC Receivables, and the collections and proceeds thereof in whatever form upon the sale of such Accounts by Borrower to GCRC, but including any amounts paid to Borrower by GCRC pursuant to the Receivables
Purchase Agreement, from each retail store location of Borrower, and all other proceeds of Collateral, on each business day into the deposit accounts of Borrower used solely for such purpose and identified to each retail store location as set forth on Schedule 6.3. Borrower shall irrevocably authorize and direct in writing, in form and substance satisfactory to Lender, each of the banks into which proceeds from sales of Inventory from each retail store location of Borrower and any and all other proceeds of Collateral are at any time deposited as provided above to send by wire transfer on a daily basis all funds deposited in such account, and shall irrevocably authorize and direct in writing its account debtors, Credit Card Issuers and Credit Card Processors to directly remit payments on its Accounts, Credit Card
Receivables and all other payments constituting proceeds of Inventory to the Blocked Accounts described in Section 6.3(a)(ii) below. Borrower shall irrevocably direct and shall also cause GCRC to irrevocably direct, in writing, Bankers Trust Company to directly remit to the Blocked Account, by same day wire transfer, any amounts payable to Borrower or GCRC under the Pooling Agreement. Such authorizations and directions shall not be rescinded, revoked or modified without the prior written consent of Lender.

           (ii) Borrower shall establish and
maintain, at its expense, pursuant to an agreement described in the following sentence, a blocked account with such bank or banks as are acceptable to Lender
(each a "Blocked Account" and collectively the "Blocked
Accounts"). Each bank at which a Blocked Account is established shall enter into an agreement, in form and substance satisfactory to Lender, providing (unless otherwise agreed to by Lender) that all items received or deposited in such Blocked Account are the Collateral of Lender, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein, and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into such Blocked Account to such bank account of Lender as Lender may from time to time designate for such purpose (the "Payment
Account"). Borrower agrees that all amounts deposited in the Blocked Account(s) or other funds received and collected by Lender, whether as proceeds of Inventory, the collection of Accounts or other Collateral or otherwise shall be the Collateral of Lender.

      (b)  For purposes of calculating interest
on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations (i) immediately upon receipt of immediately available funds by Lender in the Payment Account if such funds are received by Lender prior to 10 a.m. (Los Angeles time), or (ii) one (1) business day following the date of receipt of immediately available funds by Lender in the Payment
Account if such funds are received by Lender on or after 10 a.m. (Los Angeles time), or (iii) three (3) business days following the date of receipt of funds that are not immediately available to Lender in the Payment Account, as applicable. For purposes of calculating the amount of the Revolving Loans available to Borrower such payments will be applied (conditional upon final collection) to the Obligations on the business day of receipt by Lender in the Payment
Account, if such payments are received within sufficient time (in accordance with Lender's usual and customary practices as in effect from time to time) to credit Borrower's loan account on such day, and if not, then on the next business day.

      (c)  Borrower and all of its affiliates,
subsidiaries, partners, employees or agents shall, acting as trustee for Lender, receive, as the property of Lender, any cash, checks, credit card sales drafts, credit card sales or charge slips or receipts, notes, drafts and all forms of daily store receipts or any other payment relating to and/or proceeds from sales of Inventory or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Lender, [with the exception of Accounts arising out of Borrower's private label credit card program, including the collections and proceeds thereof in whatever form, if and when such Accounts are sold by Borrower to GCRC, but including any amounts paid to Borrower by GCRC pursuant to the Receivables Purchase Agreement]. In no event shall any such monies, checks, credit card sales drafts, credit card sales or charge slips or receipts, notes, drafts or other payments be commingled with Borrower's own funds. Borrower agrees to reimburse
Lender on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Lender's payments to or indemnification of such bank or person, unless such payment or indemnification obligation of Lender was a result of Lender's gross negligence or wilful misconduct. The obligation of Borrower to reimburse Lender for such amounts pursuant to this
Section 6.3 shall survive the termination or non-renewal of this Agreement.

 6.4 Payments. All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place as Lender may designate from time to time. Lender may apply payments received or collected from Borrower or for the account of Borrower
(including, without limitation, the monetary proceeds of collections or of realization upon any Collateral) to such of the Obligations, whether or not then due, in such order and manner as Lender determines. At
Lender's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower.
Borrower shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Borrower shall be liable to pay to Lender, and does hereby indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This
Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section
6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

 6.5  Authorization to Make Loans.  Lender is
authorized to make the Loans and provide Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of Borrower or other authorized person or, at the discretion of Lender, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a business day) and the amount of the requested Loan. Requests received after 10:30 a.m.
(Los Angeles time) on any day shall be deemed to have been made as of the opening of business on the immediately following business day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.

 6.6 Use of Proceeds. Borrower shall use the initial proceeds of the Loans provided by Lender to Borrower hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrower to Lender on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing
Agreements.  All other Loans made or Letter of Credit
Accommodations provided by Lender to Borrower pursuant to the provisions hereof shall be used by Borrower only for general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System, as amended.


SECTION 7.        COLLATERAL REPORTING AND COVENANTS

 7.1  Collateral Reporting.  Borrower shall
provide Lender with the following documents in a form satisfactory to Lender: (a) on Tuesday of each week for the immediately preceding week ending on the close of business on Saturday of that week, or more frequently as Lender may request, (i) a schedule of Inventory at Borrower's retail stores and Distribution Center, setting forth the aggregate cost and Retail Sales Price of such Inventory (including markdowns from the original sales price or ticketed sales price with respect thereto); (ii) a report of the amount of Eligible Domestic In-Transit Inventory, and such additional details Lender may reasonably require, (iii) a summary of Borrower's deposits into the Blocked
Account, and (iv) a summary of Borrower's sales of Concession Inventory; (b) once each fiscal month, on or before the twentieth (20th) Business Day of each such fiscal month for the immediately preceding fiscal month or more frequently as Lender may request, (i) a summary of Borrower's sales of Concession Inventory, and evidence, in such manner as Lender shall reasonably request, demonstrating that Borrower has remitted the net sales revenue to concessionaires for the immediately preceding fiscal month and that no amounts are due concessionaires for any period with the exception of sales of Concession Inventory made during the current fiscal month; (ii) the Monthly Servicing
Report prepared by Borrower, as Servicer, under the Pooling Agreement, (iii) the aggregate amount of all sales of Inventory for all Borrower's retail stores, and (iv) a schedule of Inventory at Borrower's retail stores and Distribution Center (by division) setting forth the aggregate cost and Retail Sales Price of such Inventory (including markdowns from the original sales price or ticketed sales price with respect thereto),
(c) once each fiscal quarter, on or before the twentieth (20th) Business Day of such fiscal quarter for the immediately preceding fiscal quarter or more frequently as Lender may request, (i) a merchandise accounts payable trial balance and a summary of lease payables and other payables, (ii) a schedule of Accounts, Credit Card Receivables, GCRC Receivables, and other indebtedness owed to Borrower, (iii) a report of Inventory to be sold by each department (the Gross
Margin Report by department), (iv) a schedule of Inventory located at the Distribution Facility and Eligible Domestic In-Transit Inventory, and (v) a certificate from an authorized officer of Borrower representing that Borrower has made payment of sales and use taxes during such quarter, or at Lender's request, other evidence of such payment, and (d) such other reports as to the Collateral and other property which is security for the Obligations as Lender shall reasonably request from time to time. If any of Borrower's or any other Obligor's records or reports of the Collateral or other property which is security for the Obligations are prepared or maintained by an accounting service, contractor, shipper or agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lender and to follow
Lender's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

 7.2  Accounts Covenants.

      (a)  So long as no Event of Default exists
or has occurred and is continuing, Borrower shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances other than with respect to GCRC Receivables.

      (b)  In the event any account debtor
returns Inventory when an Event of Default exists or has occurred and is continuing, Borrower shall, upon Lender's request, (i) hold the returned Inventory in trust for Lender, (ii) segregate all returned Inventory from all of its other property, (iii) dispose of the returned Inventory solely according to Lender's instructions, and (iv) not issue any credits, discounts or allowances with respect thereto without Lender's prior written consent.

      (c)  With respect to each Account, Credit
Card Receivable and GCRC Receivable: (i) the amounts shown on any invoice delivered to Lender or schedule thereof delivered to Lender shall be true and complete,
(ii) no payments shall be made thereon except payments made pursuant to the terms of this Agreement, (iii) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Lender in accordance with the terms of this Agreement or as provided herein, (iv) none of the transactions giving rise thereto will violate any applicable State or Federal laws or regulations, all documentation will be legally enforceable in accordance with its terms, and (v) there shall be compliance with the provisions of Section 4.1(f) hereof as to each Credit Card Issuer obligated on any Credit Card Receivables.

      (d)  Lender shall have the right at any
time or times, in Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account, Credit Card
Receivable, or other Collateral or property which is security for the Obligations, by mail, telephone facsimile transmission or otherwise.

      (e)  Borrower shall deliver or cause to be
delivered to Lender, with appropriate endorsement and assignment, with full recourse to Borrower, all chattel paper and instruments which Borrower now owns or may at any time acquire immediately upon Borrower's receipt thereof, except as Lender may otherwise agree.

      (f)  Lender may, at any time or times that
an Event of Default exists or has occurred and is continuing, (i) notify any or all account debtors that the Accounts, Credit Card Receivables and other obligations included in the Collateral have been assigned to Lender and that Lender has a security interest therein and Lender may direct any or all accounts debtors to make payment of Accounts directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts, Credit Card
Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts, Credit Card Receivables or such other obligations, but without any duty to do so, and Lender shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Lender may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Lender's request, all invoices and statements sent to any account debtor shall state that the Accounts, Credit Card Receivables and such other obligations have been assigned to Lender and are payable directly and only to Lender and Borrower shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require.

 7.3  Inventory Covenants.  With respect to the
Inventory: (a) Borrower shall at all times maintain inventory records reasonably satisfactory to Lender, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower's cost therefor, the Retail Sales
Price thereof (including markdowns with respect thereto) and daily withdrawals therefrom and additions thereto; (b) Borrower shall conduct a complete physical count of the Inventory at a minimum of once every twelve (12) months but at any time as Lender may request upon the occurrence and during the continuance an Event of Default, and promptly following such physical count shall supply Lender with a report in the form and with such specificity as may be reasonably satisfactory to Lender concerning such physical count;
(c) Borrower shall not remove any Inventory from the locations set forth or permitted herein in excess of Two Hundred Fifty Thousand Dollars ($250,000) during any twelve month period, without the prior written consent of Lender, except for sales of Inventory in the ordinary course of Borrower's business and except to move Inventory directly from one location set forth or permitted herein to another such location; (d) upon Lender's request, Borrower shall, at its expense, no more than once in any twelve (12) month period, but at any time or times as Lender may request upon the occurrence and during the continuance of an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Inventory in form, scope and methodology acceptable to Lender by Gordon Brothers Partners, Inc. or by any other appraiser acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely (with the understanding that Lender may revise the definition of "Eligible Inventory" hereunder or establish
Availability Reserves as Lender may deem advisable in its sole discretion based upon the results of such updated appraisals); (e) Borrower shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including, but not limited to, the requirements of the Federal Fair Labor Standards Act of
1938, as amended and all rules, regulations and orders related thereto); (f) Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate
Borrower to repurchase such Inventory with the exception of Inventory sold in the ordinary course of Borrower's business subject to Borrower's normal and customary return policy; (h) Borrower shall keep the Inventory in good and marketable condition; and (i)
Borrower shall not, without prior written notice to Lender, acquire or accept any Inventory on consignment or approval except as set forth on Schedule 7.3(i) hereto.

 7.4  Equipment Covenants.  With respect to the
Equipment: (a) upon Lender's request, Borrower shall, at its expense, at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written reports as to the Equipment in form, scope and methodology acceptable to Lender; (b) Borrower shall keep the Equipment in good order, repair, running and marketable condition
(ordinary wear and tear excepted); (c) Borrower shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws;
(d) the Equipment is and shall be used in Borrower's business and not for personal, family, household or farming use; (e) Borrower shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of Borrower or to move Equipment directly from one such location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Borrower in the ordinary course of business; (f) the Equipment is now and shall remain personal property and Borrower shall not permit any of the Equipment to be or become a part of or affixed to real property; and (g)
Borrower assumes all responsibility and liability arising from the use of the Equipment.

 7.5  Power of Attorney.  Borrower hereby
irrevocably designates and appoints Lender (and all persons designated by Lender) as Borrower's true and lawful attorney-in-fact, and authorizes Lender, in Borrower's or Lender's name, to: (a) at any time an Event of Default exists (i) demand payment on Accounts or other proceeds of Inventory or other Collateral,
(ii) enforce payment of Accounts, Credit Card
Receivables or other obligations included in the Collateral by legal proceedings or otherwise, (iii) exercise all of Borrower's rights and remedies to collect any Account, Credit Card Receivables or other proceeds of Inventory or other Collateral, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as the Lender deems advisable,
(v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account, Credit
Card Receivables or other obligations included in the Collateral, (vii) prepare, file and sign Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor, (viii) notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender, and open and dispose of all mail addressed to Borrower, and (ix) do all acts and things which are necessary, in Lender's determination, to fulfill Borrower's obligations under this Agreement and the other Financing Agreements and (b) at any time, subject to the terms of the agreement(s) relating to the Blocked Account(s), to (i) take control in any manner of any item of payment or proceeds thereof, (ii) have access to any lockbox or postal box into which Borrower's mail is deposited, (iii) endorse Borrower's name upon any items of payment or proceeds thereof and deposit the same in the Lender's account for application to the Obligations, (iv) endorse Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or Credit Card Receivables or any goods pertaining thereto or any other Collateral, (v) sign
Borrower's name on any verification of Accounts or Credit Card Receivables and notices thereof to account debtors and (vi) execute in Borrower's name and file any UCC financing statements or amendments thereto.
Borrower hereby releases Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Lender's own gross negligence or wilful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

 7.6  Right to Cure.  Lender may, at its option,
(a) cure any default by Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower, (b) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (c) pay any amount, incur any expense or perform any act which, in Lender's reasonable judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Obligations and charge
Borrower's account therefor, such amounts to be repayable by Borrower on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

 7.7 Access to Premises. From time to time as requested by Lender, at the cost and expense of Borrower, (a) Lender or its designee shall have access to Borrower's premises during normal business hours and after notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower's books and records, including, without limitation, the Records, and (b) Borrower shall promptly furnish to Lender such copies of such books and records or extracts therefrom as Lender may request, and (c) use during normal business hours such of Borrower's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.


SECTION 8.        REPRESENTATIONS AND WARRANTIES

 Borrower hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and the providing of Letter of Credit Accommodations by Lender to Borrower:

 8.1  Corporate Existence, Power and Authority;
Subsidiaries. Borrower is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on Borrower's financial condition, results of operation or business or the rights of Lender in or to any of the Collateral.
The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within Borrower's corporate powers, have been duly authorized and are not in contravention of law or the terms of Borrower's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound. This Agreement and the other Financing
Agreements constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms. Borrower does not have any subsidiaries except as set forth on the Information
Certificate.

 8.2  Financial Statements; No Material Adverse
Change. All financial statements relating to Borrower which have been or may hereafter be delivered by Borrower to Lender have been prepared in accordance with GAAP and fairly present the financial condition and the results of operations of Borrower as at the dates and for the periods set forth therein, except that unaudited financial statements do not have all GAAP required footnotes and are subject to accruals and other year-end adjustments. Except as disclosed in any interim financial statements furnished by Borrower to Lender prior to the date of this Agreement, there has been no material adverse change in the assets, liabi-lities, properties and condition, financial or otherwise, of Borrower, since the date of the most recent audited financial statements furnished by Borrower to Lender prior to the date of this Agreement.

 8.3  Chief Executive Office; Collateral
Locations. The chief executive office of Borrower and Borrower's Records concerning Accounts are located only at the address set forth below and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in the Information Certificate, subject to the right of Borrower to establish new locations in accordance with
Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by Borrower and sets forth the owners and/or operators thereof.

 8.4  Priority of Liens; Title to Properties.
The security interests and liens granted to Lender under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 hereto and the other liens permitted under Section 9.8 hereof.
Borrower has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Lender and such others as are specifically listed on Schedule 8.4 hereto or permitted under Section 9.8 hereof.

 8.5 Tax Returns. Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Lender). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid
Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

 8.6  Litigation.  Except as set forth on the
Information Certificate, there is no present investigation by any governmental agency pending, or to the best of Borrower's knowledge threatened, against or affecting Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower's knowledge threatened, against Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against Borrower would result in any material adverse change in the assets, business or prospects of Borrower or would impair the ability of Borrower to perform its obligations hereunder or under any of the other
Financing Agreements to which it is a party or of Lender to enforce any Obligations or realize upon any Collateral.

 8.7  Compliance with Other Agreements and
Applicable Laws. Borrower is not in default in any material respect under, or in violation in any material respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and Borrower is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local governmental authority.

 8.8  Environmental Compliance.

      (a)  Except as set forth on Schedule 8.8
hereto, Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental
Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of Borrower complies in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.

      (b)  Except as set forth on Schedule 8.8
hereto, there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other person nor is any pending or to the best of Borrower's knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects Borrower or its business, operations or assets or any properties at which Borrower has transported, stored or disposed of any Hazardous Materials.

      (c)  Borrower has no material liability
(contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

      (d)  Borrower has all licenses, permits,
certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of Borrower under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.

 8.9  Employee Benefits.

      (a)  Borrower has not engaged in any
transaction in connection with which Borrower or any of its ERISA Affiliates could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, including any accumulated funding deficiency described in Section
8.9(c) hereof and any deficiency with respect to vested accrued benefits described in Section 8.9(d) hereof.

      (b)  No liability to the Pension Benefit
Guaranty Corporation has been or is expected by Borrower to be incurred with respect to any employee pension benefit plan of Borrower or any of its ERISA
Affiliates. There has been no reportable event (within the meaning of Section 4043(b) of ERISA) or any other event or condition with respect to any employee pension benefit plan of Borrower or any of its ERISA Affiliates which presents a risk of termination of any such plan by the Pension Benefit Guaranty Corporation.

      (c)  Full payment has been made of all
amounts which Borrower or any of its ERISA Affiliates is required under Section 302 of ERISA and Section 412 of the Code to have paid under the terms of each employee pension benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in Section
302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any employee pension benefit plan, including any penalty or tax described in
Section 8.9(a) hereof and any deficiency with respect to vested accrued benefits described in Section 8.9(d) hereof.

      (d)  The current value of all vested
accrued benefits under all employee pension benefit plans maintained by Borrower that are subject to Title
IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits, including any penalty or tax described in
Section 8.9(a) hereof and any accumulated funding deficiency described in Section 8.9(c) hereof. The terms "current value" and "accrued benefit" have the meanings specified in ERISA.

      (e)  Neither Borrower nor any of its ERISA
Affiliates is or has ever been obligated to contribute to any "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA) that is subject to Title
IV of ERISA.

 8.10 Accuracy and Completeness of Information.
All information furnished by or on behalf of Borrower in writing to Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including, without limitation, all information on the Information
Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse affect on the business, assets or prospects of Borrower, which has not been fully and accurately disclosed to Lender in writing.

 8.11 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Lender.


SECTION 9.        AFFIRMATIVE AND NEGATIVE COVENANTS

 9.1 Maintenance of Existence. Borrower shall at all times preserve, renew and keep in full force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, trade names, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted. Borrower shall give Lender thirty (30) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and Borrower shall deliver to Lender a copy of the amendment to the Certificate of Incorporation of Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation of Borrower as soon as it is available.

 9.2  New Collateral Locations.  Borrower may
open any new location within the continental United
States provided Borrower (a) gives Lender thirty (30) days prior written notice of the intended opening of any such new location, and (b) executes and delivers, or causes to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including, without limitation, UCC financing statements and, if Borrower leases such new location, provides a favorable landlord waiver or subordination, or, in the alternative, Lender may apply an Availability Reserve in an amount equal to two (2) months gross rent in a manner consistent with the Availability Reserve established to cover tent as defined in Section 1.5 hereof.


 9.3  Compliance with Laws, Regulations, Etc.

      (a)  Borrower shall, at all times, comply
in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any Federal, State or local governmental authority, including, without limitation, the Employee Retirement
Security Act of 1974, as amended, the Occupational
Safety and Hazard Act of 1970, as amended, the Fair
Labor Standards Act of 1938, as amended, and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including, without limitation, all of the Environmental Laws.

      (b)  Borrower shall take prompt and
appropriate action to respond to any non-compliance with any of the Environmental Laws and shall report to Lender on such response.

      (c)  Borrower shall give both oral and
written notice to Lender immediately upon Borrower's receipt of any notice of, or Borrower's otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental
Law by Borrower or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or (D) any other environmental, health or safety matter, which affects
Borrower or its business, operations or assets or any properties at which Borrower transported, stored or disposed of any Hazardous Materials.

      (d)  Borrower shall indemnify and hold
harmless Lender, its directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including attorneys' fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including, without limitation, the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Borrower and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

 9.4  Payment of Taxes and Claims.  Borrower
shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books.
Borrower shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and Borrower agrees to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by Borrower such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require
Borrower to pay any income or franchise taxes attributable to the income of Lender from any amounts charged or paid hereunder to Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

 9.5 Insurance. Borrower shall, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated.
Said policies of insurance shall be satisfactory to Lender as to form, amount and insurer. Borrower shall furnish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if Borrower fails to do so, Lender is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage and that Lender may act as attorney for Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrower shall cause Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrower shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Lender. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by Borrower or any of its affiliates. At its option, Lender may apply any insurance proceeds received by Lender at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for the Obligations.

 9.6  Financial Statements and Other Information.

      (a)  Borrower shall keep proper books and
records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower and its subsidiaries (if any) in accordance with GAAP and Borrower shall furnish or cause to be furnished to
Lender: (i) within twenty (20) days after the end of each fiscal month, monthly unaudited consolidated financial statements, (including a balance sheet, statement of income or loss and statement of stockholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its subsidiaries as of and through such fiscal month, (ii) within twenty (20) days after the end of each fiscal quarter, a store-by-store profitability report for each of Borrower's retail stores, (iii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements for the Borrower and within one hundred and twenty (120) days after the end of each fiscal year, audited financial statements for GCRC, (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of stockholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of operations of Borrower and its subsidiaries as of the end of and for such fiscal year, together with the opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrower and reasonably acceptable to Lender, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrower and its subsidiaries as of the end of and for the fiscal year then ended.

      (b)  Borrower shall promptly notify Lender
in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations or which would result in any material adverse change in Borrower's business, properties, assets, goodwill or condition, financial or otherwise and (ii) the occurrence of any Event of Default or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

      (c)  Borrower shall promptly after the
sending or filing thereof furnish or cause to be furnished to Lender copies of all financial reports which Borrower sends to its stockholders generally and copies of all reports and registration statements which Borrower files with the Securities and Exchange
Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

      (d)  Borrower shall furnish or cause to be
furnished to Lender such budgets, forecasts, projections and other information in respect of the Collateral and the business of Borrower, as Lender may, from time to time, reasonably request. Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower to any court or other government agency or to any participant or assignee or prospective participant or assignee. Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Lender, at Borrower's expense, copies of the financial statements of Borrower and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and to disclose to Lender such information as they may have regarding the business of Borrower. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrower to Lender in writing.

      (e)  Borrower shall promptly, after
sending such reports to Bankers Trust Company, furnish or cause to be furnished to Lender copies of the Monthly Servicer's Certificate and Distributions Date
Sheet, the Annual Report and such other monthly, quarterly or annual reports provided to Bankers Trust
Company by the Borrower as Servicer under the Pooling
Agreements; and, if requested by Lender, Borrower shall promptly provide Lender copies of the Daily Servicer's
Report prepared by it pursuant to the Pooling
Agreement.

 9.7  Sale of Assets, Consolidation, Merger,
Dissolution, Etc. Borrower shall not, directly or indirectly, (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, or (b) sell, assign, lease, transfer, abandon or otherwise dispose of any indebtedness to any other Person or any of its assets to any other Person (except for (i) sales of Inventory in the ordinary course of business, (ii) the sale or other disposition of Equipment in the event of a store closure, (iii) the sale of Accounts arising out of Borrower's private label credit card program to GCRC in accordance with the procedures set forth in the documentation evidencing the Securitization Facility, and (iv) the disposition of worn-out or obsolete
Equipment or Equipment no longer used in the business of Borrower so long as (A) if an Event of Default exists or has occurred and is continuing, any net proceeds are paid to Lender and (B) such sales do not involve Equipment having an aggregate fair market value in excess of Two Hundred Fifty Thousand Dollars
($250,000) for all such Equipment disposed of in any fiscal year of Borrower), or (c) form or acquire any subsidiaries, or (d) wind up, liquidate or dissolve or
(e) agree to do any of the foregoing.

 9.8 Encumbrances. Borrower shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including, without limitation, the
Collateral, except: (a) liens and security interests of Lender; (b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books; (c) security deposits in the ordinary course of business; (d) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower's business to the extent: (i) such liens secure indebtedness which is not overdue or (ii) such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer
(subject to applicable deductibles) or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; (e) liens in favor of Credit Card Processors with respect to Credit Card
Receivables processed by them; (f) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of Borrower as presently conducted thereon or materially impair the value of the real property which may be subject thereto; (g) purchase money security interests in Equipment (including operating and capital leases) and purchase money mortgages on real estate so long as such security interests and mortgages do not apply to any property of Borrower other than the Equipment or real estate so acquired, and the indebtedness secured thereby does not exceed the cost of the Equipment or real estate so acquired, as the case may be; (h) the security interests and liens set forth on Schedule 8.4 hereto; and (i) liens granted pursuant to the Securitization Facility.

 9.9 Indebtedness. Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness, except:

 (a)  the Obligations;

 (b) trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books;

 (c)  with respect to the Securitization
Facility;

 (d) costs and expenses of opening new stores in compliance with Section 9.2; and

 (e) obligations or indebtedness set forth on the Information Certificate; provided, that, (i)
Borrower may only make regularly scheduled payments of principal and interest in respect of such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date hereof, (ii)
Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof, or (B) except as otherwise permitted under this Agreement, redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrower shall furnish to Lender all notices or demands in connection with such indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

 9.10 Revolving Loans, Investments, Guarantees,
Etc. Borrower shall not, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the stock or indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing in an amount, whether contingent or non-contingent, in excess of One Hundred Fifty
Thousand Dollars ($150,000) during any twelve month period, except: (a) the endorsement of instruments for collection or deposit in the ordinary course of business; (b) investments in: (i) short-term direct obligations of the United States Government, (ii) negotiable certificates of deposit issued by any bank satisfactory to Lender, payable to the order of the Borrower or to bearer and delivered to Lender, and
(iii) commercial paper rated A1 or P1; provided, that, as to any of the foregoing, unless waived in writing by Lender, Borrower shall take such actions as are deemed necessary by Lender to perfect the security interest of Lender in such investments; and (c) the guarantees set forth in the Information Certificate.

 9.11 Dividends and Redemptions. Borrower shall not, without the prior written consent of Lender, directly or indirectly, declare or pay any dividends on account of any shares of any class of capital stock of Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of capital stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing.

 9.12 Transactions with Affiliates. Borrower shall not enter into any transaction for the purchase, sale or exchange of property or the rendering of any service to or by any affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than Borrower would obtain in a comparable arm's length transaction with an unaffiliated person.

 9.13 Compliance with ERISA.   Borrower shall not
with respect to any "employee pension benefit plans" maintained by Borrower or any of its ERISA Affiliates:

      (a)  (i) terminate any of such employee
pension benefit plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee pension benefit plans or any trust created thereunder which would subject Borrower or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA, (iii) fail to pay to any such employee pension benefit plan any contribution which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such plan, (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee pension benefit plan, (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee pension benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation or (vi) incur any withdrawal liability with respect to any multiemployer pension plan.

      (b)   As used in this Section 9.13, the
term "employee pension benefit plans," "employee benefit plans", "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in
Section 4975 of the Code and ERISA.

 9.14 Adjusted Net Worth. Borrower shall, at all times, maintain Adjusted Worth of not less than Seventy
Million Dollars ($70,000,000); provided, however,
Lender will only test for Borrower's compliance with this financial covenant on a monthly basis and then only in the event that Borrower's Excess Availability is less than Five Million Dollars ($5,000,000).

 9.15 Costs and Expenses. Borrower shall pay to Lender, and, to the extent covered, in a manner consistent with Lender's proposed letter to Borrower of October 31, 1996, on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender's rights in the Collateral, this Agreement, the other
Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including, but not limited to: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for title insurance and other insurance premiums, environmental audits, surveys, assessments, engineering reports and inspections, appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Lender's customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other
Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby
(including, without limitation, preparations for and consultations concerning any such matters); (g) all out-of-pocket expenses and costs incurred by Lender's examiners in the conduct of their periodic field examinations of the Collateral and Borrower's operations; and (h) the fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.

 9.16 Securitization Facility. So long as there are any Loans or Letter of Credit Accommodations outstanding, Borrower, as the sole shareholder of GCRC shall cause GCRC, subject to customary corporate procedures, to cause GCRC to pay (including the purchase of receivables) or distribute to Borrower, by payment directly to the Blocked Account, all amounts available (after application of all reserves required or anticipated under the Securitization Facility) for the purchase of Receivables under and as defined in the Receivables Purchase Agreement, including amounts available due to the collection of the Receivables and GCRC's utilization of the maximum financing under the Securitization Facility.

 9.17 Amendment of Securitization Facility.
During the term of this Agreement, and thereafter for so long as there are any Obligations to Lender outstanding, Borrower shall not unless otherwise consented to by Lender in writing, amend or consent to any amendment of or modification to any of the terms of the Securitization Facility or the agreements related thereto.

 9.18 Renewal of Securitization Facility. Within ninety (90) days prior to any expiration of the Securitization Facility or prior to any repayment of principal under the Fixed Base Certificates, Borrower shall provide Lender with satisfactory evidence that either (i) the Securitization Facility has been renewed or (ii) GCRC has obtained a replacement facility on terms that are no less favorable to GCRC or Lender and on terms otherwise acceptable to Lender, with a replacement lender acceptable to Lender, and subject to intercreditor arrangements acceptable to Lender.

 9.19 No Defaults. No default, event of default or Early Amortization Event (as defined in the Pooling
Agreement) has occurred under or with respect to the Securitization Facility or any of the Borrower's or GCRC's agreements related thereto.

 9.20 Use of Private Label Card. At Lender's direction, Borrower shall cease making any sales of merchandise to its customers that purchase such merchandise with Borrower's private label credit card(s) (a) upon the occurrence of an Event of Default that is continuing or (b) if the percentage of the face amount of GCRC Receivables which is advanced or paid to Borrower by GCRC pursuant to the Receivables Purchase
Agreement is at any time less than eighty-four percent
(84%).

 9.21 GCRC Receivables Collections. Unless otherwise provided in the Pooling Agreement or the Receivables Purchase Agreement, Borrower shall cause
GCRC to promptly remit to Borrower all amounts, however denominated, received by GCRC from the trustee for the Gottschalks Credit Card Master Trust.

 9.22 Purchase Price for GCRC Receivables.
Borrower shall cause GCRC to purchase GCRC Receivables in accordance with the terms of the Receivables
Purchase Agreement, including, without limitation,
Section 2.01(e) thereof. To the extent that the consideration for the purchase of GCRC Receivables consists of a capital contribution of the type described in Section 2.01(e)(ii) of the Receivables
Purchase Agreement, Borrower shall, as soon as practicable thereafter, cause GCRC to distribute cash in redemption of the capital contribution to Borrower as shareholder of GCRC in the maximum amount permitted by law.

 9.23 Further Assurances.  At the request of
Lender at any time and from time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other
Financing Agreements. Lender may at any time and from time to time request a certificate from an officer of Borrower representing on behalf of the Borrower that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Lender, Lender may, at its option, cease to make any further Loans or provide any further Letter of Credit
Accommodations until Lender has received such certificate and, in addition, Lender has determined that such conditions are satisfied. Where permitted by law, Borrower hereby authorizes Lender to execute and file one or more UCC financing statements signed only by Lender.


SECTION 10.       EVENTS OF DEFAULT AND REMEDIES

 10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

      (a)  any Borrower shall fail (i) to pay
when due any of the Obligations within two (2) Business
Days of the due date thereof or (ii) to observe or perform any of the other terms, covenants, conditions or provisions contained in this Agreement or the other
Financing Agreements other than as described in Section
10.1(a)(i) above and such failure shall continue for fifteen (15) consecutive days (with the exception of the failure to observe or perform any covenants or provisions with respect to Collateral under this Agreement or any of the other Financing Agreements including, but not limited to, Section 7.1 hereof for which the time period shall be five (5) days);
provided, that, such fifteen (15) day period (or five
(5) day period as the case may be) shall not apply in the case of: (A) any failure to observe any such term, covenant, condition or provision which is not capable of being cured at all or within such fifteen (15) day period (or five (5) day period as the case may be) or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by Borrower of any such term, covenant, condition or provision;

      (b)  any representation, warranty or
statement of fact made by Borrower to Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

      (c)  any Obligor revokes, terminates or
fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Lender;

      (d)  any judgment for the payment of money
is rendered against Borrower in excess of Two Hundred
Fifty Thousand Dollars ($250,000) in any one case or in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate (in each case in excess of any insurance coverage which Lender has determined in its reasonable credit judgment adequately and fully covers any such liability) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any material judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any Obligor or any of their assets;

      (e)  any Obligor (being a natural person
or a general partner of an Obligor which is a partnership) dies or Borrower or any Obligor, which is a partnership, limited liability company, or corporation, dissolves or suspends or discontinues doing business;

      (f)  Borrower or any Obligor becomes
insolvent (however defined or evidenced), makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors;

      (g)  a case or proceeding under the
bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within thirty (30) days after the date of its filing or Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

      (h)  a case or proceeding under the
bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower or for all or any part of its property; or

      (i)  any default by Borrower or any
Obligor under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Lender, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Lender, in any case in an amount in excess of Two Hundred Fifty Thousand Dollars
($250,000), which default continues for more than the applicable cure period, if any, with respect thereto, or any default by Borrower under any material contract, lease, license or other obligation to any person other than Lender, which default continues for more than the applicable cure period, if any, with respect thereto;

      (j)  any change in the controlling
ownership of Borrower;

      (k)  the indictment of Borrower or any
Obligor under any criminal statute, or the commencement of criminal or civil proceedings by a governmental entity against Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of Borrower or such Obligor;

      (l)  there shall be a material adverse
change in the business, assets or prospects of Borrower or any Obligor after the date hereof;

      (m)  any event of default shall occur
under, or Borrower or GCRC shall default in the performance or observance of any covenant, condition, term, provision, warranty, representation or agreement evidencing the Securitization Facility, or under the notes and agreements evidencing or related to the Securitization Facility, and such default shall continue beyond any applicable grace or cure period provided therefor;

      (n)  an Early Amortization Event (as
defined in the Pooling Agreement) shall have occurred;

      (o)  the Securitization Facility is
terminated for any reason, or Borrower fails to renew the Securitization Facility or provide Lender, within ninety (90) days prior to the scheduled expiration of the same; with satisfactory evidence that Borrower has obtained a replacement facility (i) on terms that are no less favorable to Borrower or Lender and on terms otherwise acceptable to Lender, (ii) with a replacement lender acceptable to Lender, and (iii) that shall be subject to intercreditor arrangements acceptable to Lender; or

      (p)  there shall be an event of default
under any of the other Financing Agreements.

 10.2 Remedies.

      (a)  At any time an Event of Default exists
or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other
Financing Agreements, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of this Agreement or any of the other Financing
Agreements. Lender may, at any time or times, proceed directly against Borrower to collect the Obligations without prior recourse to the Collateral.

      (b)  Without limiting the foregoing, at any
time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion and without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, provided that no action taken by Lender shall constitute a breach of the peace, (iii) require
Borrower, at Borrower's expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, provided that no action taken by Lender shall constitute a breach of the peace, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, five (5) days prior notice by Lender to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required.

      (c)  Lender may apply the cash proceeds of
Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Borrower shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.

      (d)  Without limiting the foregoing, upon
the occurrence of an Event of Default or an event which with notice or passage of time or both would constitute an Event of Default, Lender may, at its option, without notice, (i) cease making Loans or arranging Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Borrower and/or (ii) terminate any provision of this Agreement providing for any future
Loans or Letter of Credit Accommodations to be made by Lender to Borrower.


SECTION 11.       JURY TRIAL WAIVER; OTHER      WAIVERS
 AND CONSENTS; GOVERNING LAW

 11.1 Governing Law; Choice of Forum; Service of
Process; Jury Trial Waiver.

      (a)  The validity, interpretation and
enforcement of this Agreement and the other Financing
Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of California
(without giving effect to principles of conflicts of law).

      (b)  Borrower and Lender irrevocably
consent and submit to the non-exclusive jurisdiction of the state courts of the County of Los Angeles, State of California and of the United States District Court for the Central District of California and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above
(except that Lender shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or its property).

      (c)  Borrower hereby waives personal
service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five
(5) days after the same shall have been so deposited in the U.S. mails, or, at Lender's option, by service upon Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Borrower shall appear in answer to such process, failing which Borrower shall be deemed in default and judgment may be entered by Lender against Borrower for the amount of the claim and other relief requested.

      (d)  BORROWER AND LENDER EACH HEREBY WAIVES
ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION
OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR
ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY
WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE
DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS
AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR
THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE
WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER
IN CONTRACT, TORT, EQUITY OR OTHERWISE.  BORROWER AND
LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH
CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE
DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER
OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF
THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF
THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF
THEIR RIGHT TO TRIAL BY JURY.

      (e)  Lender shall not have any liability to
Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.

 11.2 Waiver of Notices. Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower which Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

 11.3 Amendments and Waivers.  Neither this
Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

 11.4 Waiver of Counterclaims. Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

 11.5 Indemnification. Borrower shall indemnify and hold Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the fees and expenses of counsel, except that nothing herein shall be considered to obligate Borrower to indemnify Lender for gross negligence or wilful misconduct on the part of Lender and its directors, agents, employees and counsel. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section.
The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.


SECTION 12.       TERM OF AGREEMENT; MISCELLANEOUS

 12.1 Term.

      (a)  This Agreement and the other
Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on March 31, 2000 (the "Renewal Date"), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof. Unless sooner terminated, all other
Financing Agreements shall be terminated simultaneously with this Agreement. Lender or Borrower may terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to the other party at least sixty (60) days prior written notice.
Borrower may terminate this Agreement prior to the end of the then current term, including any renewal term, for any reason upon thirty (30) days prior written notice to Lender, and in such case Borrower agrees to pay Lender the applicable early termination fee provided for in Section 12.1(c) hereof. Regardless of the timing of termination, this Agreement and all other
Financing Agreements must be terminated simultaneously.
Upon the effective date of termination or non-renewal of the Financing Agreements, Borrower shall pay to Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Lender in such amounts as Lender determines are reasonably necessary to secure Lender from loss, cost, damage or expense, including attorneys' fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment. Such cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Lender, as Lender may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next business day, if the amounts so paid by Borrower to the bank account designated by Lender are received in such bank account later than 10:30 a.m., Los Angeles time.

      (b)  No termination of this Agreement or
the other Financing Agreements shall relieve or discharge Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Lender's continuing security interest in the Collateral and the rights and remedies of Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.

      (c)  Except as otherwise provided in this
Agreement, if for any reason this Agreement is terminated prior to the end of the then current term or a renewal term, if any, of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrower agrees to pay to Lender, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated:

 Amount                   Period
(i)   2% of the Maximum Credit from the date of
                          this Agreement to
                          and including the
                          day preceding the
                          first anniversary
                          of this Agreement;
(ii)  1% of the Maximum Credit from the first
                          anniversary of this
                          Agreement to and
                          including the day
                          preceding the
                          second anniversary
                          of this Agreement;
(iii) 0.5% of the Maximum Credit    from the second anniversary of this
                          Agreement to and
                          including the
                          Renewal Date; and
(iv)  0.25% of the Maximum Credit   if the Renewal Date
                          is extended as
                          provided in Section
                          12.1(a), at any
                          time during a
                          renewal term, if
                          any.
Notwithstanding the foregoing, in the event that all Obligations under this Agreement are refinanced and this Agreement terminated in conjunction with either
(i) a secondary offering of the capital stock of the Borrower, or (ii) the sale of in excess of fifty percent (50%) of the shares of the issued and outstanding capital stock of the Borrower, or (iii) the sale by the Company of in excess of fifty percent (50%) of its assets to an unrelated third party, then the above-referenced applicable termination fee shall be reduced by fifty percent (50%). Additionally, in the event, at any time after the first anniversary of this Agreement, all Obligations are fully repaid through the refinancing thereof by CoreStates Bank, N.A., the then applicable termination fee shall be waived by Lender.

Such early termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing.
The early termination fee provided for in this Section
12.1 shall be deemed included in the Obligations.

Notwithstanding the foregoing, in the event that Lender, either establishes additional Availability
Reserves, or revises the criteria for Eligible
Inventory, or reduces the lending formulas under
Section 2.1(a)(i), other than based upon an updated
Inventory appraisal, or specific events adversely affecting the Collateral or Lender's security interest therein, and the effect of any such action by Lender is to reduce Borrower's borrowing availability by greater than ten percent (10%) under Section 2.1(a), provided that no Event of Default shall have occurred and be continuing hereunder other than as a result of any such reduction in availability, Borrower may, at any time during a period ninety (90) days following the date of such action taken by Lender, fully refinance the Obligations hereunder with another lender willing to provide Borrower with Inventory financing at lending formulas equal to or better than those in effect hereunder immediately prior to the reduction and on other terms, conditions and funding levels substantially similar to or better than those provided by Lender, and Borrower fully repays the Obligations by the end of such ninety (90) day period and terminates this Agreement as provided in Section 12.1(a) hereof;
then, in such event, Borrower shall have no obligation to pay the early termination fee otherwise provided for in this Section 12.1(c).

 12.2 Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Lender at its address set forth below and to Borrower at its chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

 12.3 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

 12.4 Successors.  This Agreement, the other
Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lender, Borrower and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. Lender may, after notice to Borrower, assign its rights and delegate its obligations under this Agreement and the other
Financing Agreements and further may assign, or sell participations in, all or any part of the Loans, the Letter of Credit Accommodations or any other interest herein to another financial institution or other person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lender hereunder, except as otherwise provided by the terms of such assignment or participation.

 12.5 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

 12.6 Publicity. Borrower consents to Lender publishing a tombstone or similar advertising material relating to the financing transaction contemplated by this Agreement.

 IN WITNESS WHEREOF, Lender and Borrower have caused these presents to be duly executed as of the day and year first above written.

LENDER

CONGRESS FINANCIAL CORPORATION (WESTERN)

\s\ Donald A. McLeod
By:  Donald A. McLeod
Title:  Senior Vice President


Address:

225 South Lake Avenue
Suite 1000
Pasadena, California 91101

BORROWER

GOTTSCHALKS INC.


\s\ Alan A. Weinstein
By:  Alan A. Weinstein
Title:  Senior Vice President and
        Chief Financial Officer


Chief Executive Office:

7 River Park Place East
Fresno, California 93720